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                                                                      EXHIBIT 12

                  EQUITABLE RESOURCES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
FOR THE LAST FIVE FISCAL YEARS AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997
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                                  (Thousands)

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
                                                                                                               Nine Months
                                                                                                                  Ended
                                    1992          1993            1994          1995            1996       September 30, 1997
                                   -------------------------------------------------------------------------------------------
Consolidated net income            $ 60,026       $ 73,455       $ 60,729      $  1,548        $ 59,379         $ 35,514
                                   --------       --------       --------      --------        --------         --------

  Federal and state income
    taxes                            19,908         21,393          9,873       (28,216)         31,681           19,594
  Investment tax credit,
    net of amortization              (1,138)        (1,373)        (1,096)       (1,091)         (1,099)            (822)
  Fixed charges                      40,522         42,006         47,146        53,389          45,458           36,653
                                   --------       --------       --------      --------        --------         --------

                                     59,292         62,026         55,923        24,082          76,040           55,425
                                   --------       --------       --------      --------        --------         --------

Earnings before fixed charges
  and income taxes                 $119,318       $135,481       $116,652      $ 25,630        $135,419         $ 90,939
                                   ========       ========       ========      ========        ========         ========

Fixed charges:
Interest on long-term debt:
Debentures and medium-
  term notes                       $ 29,174       $ 31,272       $ 33,967      $ 34,889        $ 33,082         $ 25,210
First mortgage bonds                  1,389            330             --            --
Amortization of original issue
  discount and debt expense,
  less premium                        1,336          1,559          1,582         1,646           1,710            1,122
                                   --------       --------       --------      --------        --------         --------
    Subtotal                         31,899         33,161         35,649        36,535          34,792           26,332

Other interest                        5,512          5,567          8,356        13,563           7,033            7,521
Allowance for borrowed funds
    used during construction          1,267          1,841          2,072         2,530           2,582            1,969
One-third of rent expense
    which is a representative
    interest rate for existing
    leases                            3,111          3,278          3,241         3,291           3,633            2,800
                                   --------       --------       --------      --------        --------         --------
Total fixed charges                $ 41,789       $ 43,847       $ 49,218      $ 55,919        $ 48,040         $ 38,622
                                   ========       ========       ========      ========        ========         ========
Ratio of earnings to fixed charges     2.86           3.09           2.37           .46            2.82             2.35
                                   ========       ========       ========      ========        ========         ========
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